Exhibit 4.24

[LEGENDS TO BE INCLUDED AS PER THE WARRANT ADMINISTRATOR AGREEMENT AND DIRECTION AND RESERVATION ORDER FROM THE COMPANY.]

GENERAL FUSION GROUP LTD.

WARRANT CERTIFICATE

(Warrants to Purchase Class A Earnout Shares)

Warrant Certificate No. [●]

Number of Warrants: [●]

THIS IS TO CERTIFY THAT, for value received, [●]

(the “Holder”), is entitled to subscribe for and purchase fully paid and non-assessable Class A earnout shares in the capital of GENERAL FUSION GROUP LTD. (the “Company”) at a price per share equal to the Exercise Price on or before the Expiry Date, upon and subject to the further terms and conditions set forth in the Terms and Conditions attached hereto as Schedule “A” and incorporated by reference and deemed to be part hereof.

The Warrants may be exercised at the office of Odyssey Trust Company, in its capacity as warrant administrator of the Warrants (the “Warrant Administrator”) at 1310 – 1140 West Pender St., Vancouver BC V6E 4G1, Canada, Attention: Corporate Trust, or such other address as the Company may from time to time in writing direct (the “Exercise Location”).

Except as otherwise indicated, all capitalized terms used herein have the definitions set out in the Terms and Conditions attached hereto as Schedule “A”.

The Warrants, if unexercised, will expire after 4:00 p.m. (Vancouver time) on the Expiry Date.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by its duly authorized officer.

DATED: September [●], 2026.

GENERAL FUSION GROUP LTD.

Per:
Authorized Signatory
Countersigned and Registered by:

ODYSSEY TRUST COMPANY, as warrant administrator

Per:
Authorized Signatory

SCHEDULE “A”

WARRANT TERMS AND CONDITIONS

Terms and Conditions attached to the Warrant Certificate issued by General Fusion Group Ltd. to the Holder and dated [●], 2026.

ARTICLE 1 - INTERPRETATION

1.1Definitions.  In these Terms and Conditions, unless there is something in the subject matter or context inconsistent therewith, initially capitalized terms will have the meaning as set out herein, as follows:

(a)	“Business Day” means any day except a Saturday or Sunday and legal holidays for Canadian chartered banks in Vancouver, British Columbia;
(b)

“Change of Control” means (i) a transfer (whether by merger, amalgamation, consolidation, exchange or otherwise), in one transaction or a series of related transactions, to a Person or group of affiliated Persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such Person or group of affiliated Persons would hold at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, (ii) any reorganization, arrangement, merger, amalgamation or other consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity, or (iii) a sale, lease, or other disposition of all or substantially all of the assets of the Company;

(c)	“Class A Earnout Share” means a Class A Earnout share in the capital of the Company;
(d)	“Common Shares” means Common shares in the capital of the Company (commonly referred to as subordinate voting shares);
(e)	“Company” means General Fusion Group Ltd. until a successor company shall have become such in the manner prescribed in Article 5, and thereafter “Company” shall mean such successor company;
(f)	“Exercise Price” means US$0.01 per share;
(g)	“Expiry Date” means the date that is the earlier of: (i) immediately before a Change of Control; and (ii) November 19, 2028;
(h)	“Expiry Time” means 4:00 pm (Vancouver time) on the Expiry Date;
(i)

“herein”, “hereby” and similar expressions refer to these Terms and Conditions as the same may be amended or modified from time to time; and the expression “Article” and “Section” followed by a number refer to the specified Article or Section of these Terms and Conditions;

(j)	“Holder” means the Person identified as the Holder on the face page of the Warrant Certificate, or its nominee or its assignee;
(k)	“Issue Date” means ______, 2026;

(l)

“Person” means any individual, company, partnership, trustee, trust or unincorporated association, joint venture, syndicate, sole proprietorship, executor, administrator, or other legal representatives, regulatory body, or agency, government, governmental agency, authority or entity, however designated or constituted;

(m)

“Plan of Arrangement” means the plan of arrangement under section 288 of the Business Corporations Act (British Columbia) resulting in the consummation of the business combination between Spring Valley Acquisition Corp. III, General Fusion Inc. and 1573562 B.C. Ltd. on July 10, 2026;

(n)	“SAFE Financing” means the simple agreement for future equity financing of General Fusion Inc. carried out between November 19, 2025 and January 4, 2026;
(o)

“Warrants” means the share purchase warrants entitling the Holder to acquire the number of Class A Earnout Shares set out in the Warrant Certificate at the Exercise Price per share at any time prior to the Expiry Time, subject to such adjustments as are provided for in these Terms and Conditions, and “Warrant” means any one of them;

(p)	“Warrant Certificate” means the certificate to which these Terms and Conditions are attached and all Schedules attached thereto;
(q)	Words and phrases defined elsewhere herein or in the Warrant Certificate shall have the particular meanings so ascribed thereto; and
(r)	Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.2Applicable Law.  The terms of this Warrant Certificate shall be construed exclusively in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

ARTICLE 2 - EXERCISE OF WARRANTS

2.1Warrants Issued in Exchange for Original Warrants. This Warrant Certificate evidences Warrants issued in exchange for warrants to purchase common shares of General Fusion Inc. previously issued by General Fusion Inc. to the Holder in connection with the SAFE Financing (the “Original Warrants”) and the Plan of Arrangement.  In addition to these Warrants, and concurrently upon issuance of this Warrant Certificate, in exchange for the Original Warrants, the Holder shall receive warrants to purchase Common Shares (the “Common Warrants”, warrants to purchase Class B Earnout shares in the capital of the Company, and warrants to purchase Class C Earnout shares in the capital of the Company (together with the Warrants and Common Warrants, the “Exchanged Warrants”).

2.2Exercise. The Holder’s right to subscribe for and purchase Class A Earnout Shares under the Warrants may be exercised, at any time prior to the Expiry Time, by the Holder delivering the Warrant Certificate, along with a duly completed and executed subscription in the form attached hereto along with any other evidence required thereby and payment therefor, to the Warrant Administrator at the Exercise Location in accordance with the terms of this Warrant Certificate. Any such deliveries to the Warrant Administrator at the Exercise Location will constitute delivery to the Company for the purposes of this Warrant Certificate.

2.3Closing of Share Purchase.  The closing (the “Closing”) of each subscription for Class A Earnout Shares made hereunder as a result of the Holder exercising its Warrant rights shall take place at 3 p.m. on the third Business Day after the Warrant Certificate and completed subscription form are delivered to the Warrant Administrator at the Exercise Location.  At the Closing, the Holder shall deliver to the Warrant Administrator at the Exercise Location a certified cheque, bank draft or wire transfer payable to or to the order of the Warrant Administrator, for the benefit of the Company, in the applicable amount for the Class A Earnout Shares subscribed for, in lawful money of the United States of America. Upon the exercise of Warrants, the Shares to be issued pursuant to the Warrants exercised shall be issued or deemed to have been issued and the person or persons to whom such Shares are to be issued shall become or be deemed to have become the holder or holders of record of such Shares on the date that the Warrant Administrator receives valid exercise documents (“Exercise Date”), provided the documents are received in good order, unless the  register shall be closed on such date, in which case the Shares subscribed for shall be issued or deemed to have been issued and such person or persons become or be deemed to have become the holder or holders of record of such Shares, on the date on which such register is reopened. It is hereby understood that in order for persons to whom Shares are to be issued to become holders of Shares of record on the Exercise Date, beneficial holders must commence the exercise process sufficiently in advance so that the Warrant Administrator is in receipt of all items of exercise prior to the Expiry Date.  Within three Business Days after the Exercise Date with respect to a Warrant, the Warrant Administrator shall use commercially reasonable efforts to cause to be delivered or mailed to the person or persons in whose name or names the Warrant is registered or, as directed on the Exercise Form if so specified in writing by the holder, cause to be delivered to such person or persons at the Exercise Location where the Warrant Certificate was surrendered, the appropriate number of Shares subscribed for, or any other appropriate evidence of the issuance of Shares to such person or persons in respect of Shares issued under the book entry registration system. The amounts  held by the Warrant Administrator are at the sole risk of the Company and, without limiting the generality of the foregoing,  the Warrant Administrator shall have no responsibility or liability for any diminution of the funds which may result from any deposit made with the Canadian Chartered Banks listed in Schedule 1 of the Bank Act (Canada) (“Approved Bank”) pursuant to this section, including any losses resulting from a default by the Approved Bank or other credit losses (whether or not resulting from such a default). To the extent less than the entire Warrants are exercised, a new warrant certificate in the same form as the Warrant Certificate in respect of the remainder of the Warrants.

2.4No Fractional Shares.  The Company shall not be required to issue fractional Class A Earnout Shares or other securities in satisfaction  of its obligations hereunder.  If any fractional interest in a Class A Earnout Share or other security would, except for the provisions of this section, be deliverable upon the exercise of Warrants, the Company shall instead issue the next lesser whole number of Class A Earnout Shares or other securities and no cash or other consideration will be paid in lieu of fractional shares.

ARTICLE 3 - COVENANTS OF THE COMPANY

3.1Reservation of Shares.  The Company will reserve and keep available a sufficient number of Class A Earnout Shares for the purpose of enabling it to satisfy its obligations to issue Class A Earnout Shares upon the exercise of the Warrants.

3.2Fully Paid, Validly Issued Shares.  The Company warrants that all Class A Earnout Shares issued upon the exercise of the Warrants will, upon payment of the purchase price therefor by the Holder, be fully paid and non-assessable and duly and validly issued.

3.3Issue in Substitution for Lost Certificate.  If the Warrant Certificate becomes mutilated, lost, destroyed or stolen, the Company shall issue and deliver a new Warrant Certificate of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen Warrant Certificate, at no cost to the Holder, upon the Holder delivering to the Company a statutory declaration of loss, surety and indemnity in the form prescribed by the Company’s constating documents and satisfactory to the Warrant Administrator.

3.4Exchange of Certificates.  The Holder may exchange a certificate or certificates representing Warrants for one or more new Warrant certificates representing the same aggregate number of Warrants, at no cost to the Holder.

ARTICLE 4 - ADJUSTMENTS

4.1Adjustment of Subscription and Purchase Rights.  From and after the Issue Date, the Exercise Price and the number of Class A Earnout Shares covered by and deliverable upon the exercise of the Warrants will be subject to adjustment in the following events and in the following manner:

(a)	if and whenever at any time prior to the Expiry Date, the Company shall:
(i)	subdivide, redivide or change its outstanding Class A Earnout Shares into a greater number of Class A Earnout Shares; or
(ii)	reduce, combine or consolidate its outstanding Class A Earnout Shares into a smaller number of Class A Earnout Shares;

(any of which is referred to as a “Capital Reorganization”) the number of Class A Earnout Shares obtainable under each Warrant (the “Adjusted Shares”) shall be adjusted immediately after the effective date of such Capital Reorganization, by multiplying the number of Class A Earnout Shares theretofore obtainable on the exercise thereof by a fraction of which the numerator shall be the total number of Class A Earnout Shares outstanding immediately after such date and the denominator shall be the total number of Class A Earnout Shares outstanding immediately prior to such date.  Such adjustment shall be made successively whenever any event referred to in this subsection shall occur;

(b)

if and whenever at any time prior to the Expiry Date, the Company shall engage in a Capital Reorganization, the Exercise Price for the aggregate number of Adjusted Shares issuable upon the exercise of each Warrant shall be the Exercise Price and shall not be subject to adjustment;

(c)	if and whenever at any time prior to the Expiry Date, there is
(i)	a reclassification of the Class A Earnout Shares;
(ii)	a capital reorganization of the Company (other than as described in section 4.1(a) and (b));
(iii)	a consolidation, amalgamation or merger of the Company with or into any other body corporate, trust, partnership or other entity; or
(iv)	sale or conveyance of the property and assets of the Company as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity,

(each a “Corporate Event”), if the Holder has not exercised its right of acquisition, as to the effective date of such Corporate Event, upon the exercise of such right thereafter, the Holder shall be entitled to receive and shall accept, in lieu of the number of Class A Earnout Shares such Holder would otherwise be entitled to acquire, the number of shares or other securities or property of the Company or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation, consolidation, or to which such sale or conveyance may be made, as the case may be, that such Holder would have been entitled to receive on such Corporate Event, if, on the record date or the effective date thereof, as the case may be, the Holder had been the registered holder of the number of Class A Earnout Shares issuable upon the conversion, pursuant to the articles of the Company, of the Class A Earnout Shares sought to be acquired by it; and

(d)

if and whenever at any time prior to the Expiry Date, the Company shall distribute to all holders of its Class A Earnout Shares any shares of the Company or evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings or current year’s or prior year’s earnings of the Company) or rights or warrants to subscribe for or purchase any of its securities (excluding those referred to above) (any of the foregoing, including any right to subscribe for a security in a rights offering, being hereinafter in this subsection 4.1(d) called the “Securities”), then in each such case, the Company shall reserve shares, units or other entitlements of such Securities for distribution to the Holder upon exercise of this Warrant so that, in addition to the Class A Earnout Shares to which such Holder is entitled, such Holder will receive upon such exercise the same amount and kind of such Securities which such Holder would have received if the Holder had, immediately prior to the record date for the distribution of the Securities, exercised this Warrant.

4.2Determination of Adjustments.  The adjustments provided for in this Warrant Certificate are cumulative.  The Company shall, promptly after each adjustment made hereunder, provide the Holder with a certificate providing the relevant facts and calculations with respect to any such adjustments.  If any questions shall at any time arise with respect to any adjustments to be made hereunder, such question shall be conclusively determined by an independent firm of Chartered Accountants who shall have access to all appropriate records, and such determination shall be binding upon the Company and the Holder.

ARTICLE 5 - MERGER AND SUCCESSORS

5.1Company May Consolidate, etc. on Certain Terms.  Nothing herein contained shall prevent any amalgamation or merger of the Company with or into any other corporation or corporations, or a conveyance or transfer of all or substantially all the properties and estates of the Company as an entirety to any corporation lawfully entitled to acquire and operate same; provided however that the corporation formed by such amalgamation or merger or which acquires by conveyance or transfer all or substantially all the properties and estates of the Company as an entirety shall be a corporation organized and existing under the laws of Canada or of the United States of America, or any province, state, district or territory thereof, and shall, simultaneously with such amalgamation, merger, conveyance or transfer, assume the due and punctual performance and observance of all the covenants and conditions hereof to be performed or observed by the Company.

5.2Successor Company Substituted.  In case the Company, pursuant to Section 5.1 shall be amalgamated or merged with or into any other corporation or corporations, or shall convey or transfer all or substantially all of its properties and estates as an entirety to any other corporation, the successor corporation formed by such consolidation or amalgamation, or into which the Company shall have been amalgamated or merged or which shall have received a conveyance or transfer as aforesaid, shall succeed to and be substituted for the Company hereunder.  Such changes in phraseology and form (but not in substance) may be made in the Warrant Certificate and herein as may be appropriate in view of such amalgamation, merger or transfer.

ARTICLE 6 - GENERAL

6.1Further Acts.  Each of the Company and the Holder shall at the request of the Holder, and at the expense of the Company, execute and deliver any further documents and do all acts and things as the Holder may reasonably require in order to carry out the true intent and meaning of this Warrant Certificate.

6.2Enurement.  This Warrant Certificate shall enure to the benefit of and be binding upon the Company and the Holder, and their respective successors and permitted assigns.

6.3Time.  Time shall be of the essence herein.

6.4Notices.  In case at any time:

(a)	the Company shall pay any dividend payable in shares upon its Class A Earnout Shares or make any distribution to the holders of its Class A Earnout Shares;
(b)	the Company shall offer for subscription pro rata to the holders of its Class A Earnout Shares any additional shares of any class or other rights; or
(c)	there shall be a voluntary or involuntary Change of Control, dissolution, liquidation or winding-up of the Company;

then, and in any one or more of such cases, the Company shall give to the Holder of this Warrant Certificate at least 14 days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend or distribution, or subscription rights, or dissolution, liquidation or winding-up.  Each such written notice shall be given by email, first class mail, or registered postage prepaid, addressed to the Holder of this Warrant at the address of such Holder, as shown on the books of the Company.

The Company may change the Exercise Location to another location in British Columbia from time to time upon providing at least 10 days’ notice to the Holder.

6.5Transfer.  The Warrants may not be assigned or transferred by the Holder without the prior written consent of the Company, which consent shall not be unreasonably withheld.

6.6Entire Agreement. The Exchanged Warrants constitute all of the warrants to purchase shares of the Company issuable in exchange for the Original Warrants and replace and supersede the Original Warrants in its entirety.

WARRANT EXERCISE SUBSCRIPTION FORM

TO: GENERAL FUSION GROUP LTD. (the “Company”)

The undersigned, being the Holder of the attached Warrant Certificate, hereby subscribes for                               Class A Earnout shares of the Company upon and subject to the terms and conditions set forth in the Warrant Certificate and tenders payment of the aggregate Exercise Price (US$0.01) for such shares as follows:

☐	certified cheque, bank draft or solicitors trust cheque in the amount of US$ payable to order of the Warrant Administrator, for the Company, enclosed herewith;
☐	Wire transfer of immediately available funds to the Warrant Administrator’s account, for the Company; or
☐	Other [Describe]

Payment, if any, shall be made in accordance with Section 2.3 of Schedule “A” to the Warrant Certificate.

The undersigned represents, warrants and certifies as follows (one (only) of the following must be checked):

☐(A)the undersigned Holder (i) did not acquire the Warrants within the United States and was not a U.S. Person at the time the Warrants were acquired, (ii) is not in the United States, (iii) is not a U.S. Person, (iv) is not exercising the Warrants on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States, (v) did not execute or deliver this Exercise Subscription Form in the United States and (vi) delivery of the underlying Class A Earnout shares will not be to an address in the United States; OR

☐(B)the undersigned Holder is the original purchaser from the Company, pursuant to Regulation D under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), of the Warrants, and at the time of such acquisition was a U.S. Person or was in the United States (or was acting on behalf of, or for the account or benefit of, a U.S. Person or a person in the United States), and confirms, as of the date of hereof, each of the representations, warranties, certifications and agreements made by it in connection with its acquisition of such Warrants, including, without limitation, its status as an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the U.S. Securities Act, as though such representations, warranties, certifications and agreements were made on the date hereof and in respect of the acquisition of the Class A Earnout shares issuable upon exercise of the Warrants being exercised.; OR

☐(C)an exemption from the registration requirements of the U.S. Securities Act and all applicable state securities laws is available for the exercise of the Warrants, and attached hereto is a written opinion of U.S. counsel or other evidence in form and substance reasonably satisfactory to the Company to such effect.

It is understood that the Company and any warrant agent/administrator may require evidence to verify the foregoing representations.

“United States” and “U.S. Person” have the meanings given to them in Regulation S under the U.S. Securities Act.

Notes:

(1)Certificates will not be registered or delivered to an address in the United States unless Box B or C above is checked and the applicable requirements are complied with. If B or C is checked, a U.S. legend shall be affixed to the Class A Earnout shares for so long as required by applicable requirements of the U.S. Securities Act and applicable state securities laws.

(2)Subject to paragraph (1), if the Warrants have a U.S. legend describing transfer restrictions under the U.S. Securities Act affixed to them, the resulting Class A Earnout shares will have the same U.S. legend affixed to them for so long as required by applicable requirements of the U.S. Securities Act.

(3)If Box B or C above, as applicable, is checked, Holders are encouraged to consult with the Company and any warrant agent/administrator in advance to determine that the legal opinion tendered in connection with the exercise or legending matters will be satisfactory in form and substance to the Company and any warrant agent.

DATED this           day of                       , 20      .

Please print full name in which the certificate representing the Shares are to be issued

Name, Address and Signature of the Holder:

(Name)

(Address)

(Email)

Per:
Authorized Signatory